UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

                                                  FORM 4

       Filed pursuant to Section 16(a) of the  Securities  Exchange Act of 1934,
       Section  17(a)  of the  Public  Utility  Holding  Company  Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940

1.     Name and Address of Reporting Person

       Westgate International, L.P.
       c/o HSBC Financial Services (Cayman) Limited
       P.O. Box 1109, Mary Street
       Grand Cayman, Cayman Islands, BWI

2.     Issuer Name and Ticker Trading Symbol

       Vion Pharmaceuticals, Inc. (VION)

3.     IRS or Social Security Number of Reporting Person (Voluntary)

4.     Statement for (Month/Day/Year)

       11/00

5.     If Amendment, Date of Original (Month/Year)

6.     Relationship of Reporting Person to Issuer (Check all applicable)

       [ ] Director [ ] Officer (give title below) [ ] Chairman [x] 10% Owner [ ] Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person


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Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.     Title of Security (Instr. 3)

       (a), (b) and (c) Common Stock

2.     Transaction Date (Month/Day/Year)

       (a) 11/29/00
       (b) 11/30/00
       (c) 11/30/00

3.     Transaction Code (Inst. 8)

       (a) P
       (b) P
       (c) P

       V

4.     Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

       Amount:

             (a)  3,750
             (b)  8,000
             (c) 12,500

       (A) or (D):

             (a) A
             (b) A
             (c) A

       Price:

             (a) $6.97
             (b) $7.53
             (c) $7.69

5.     Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

       (a), (b) and (c) 1,452,019

6.     Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

       (a), (b) and (c) D

7.     Nature of Indirect Beneficial Ownership (Instr. 4)

       Not applicable

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.


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Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g. puts, calls, warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 3)

2.     Conversion or Exercisable Price of Derivative Security

3.     Transaction Date (Month/Day/Year)

4.     Transaction Code (Instr. 8)

       Code

       V

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

       (A)

       (D)

6.     Date Exercisable and Expiration Date (Month/Day/Year)

       Date Exercisable:
       Expiration Date:

7.     Title and Amount of Underlying Securities (Instr. 3 and 4)

       Title:
       Amount:

8.     Price of Derivative Security (Inst. 5)

9.     Number of Derivative Securities Beneficially Owned at End of Month
       (Instr. 4)

10.    Ownership Form of Derivative Security: Direct (D) or Indirect (I)
       (Instr. 4)

11.    Nature of Indirect Beneficial Ownership (Instr. 4)


Explanation of Responses:

       *Intentional misstatement or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

             WESTGATE INTERNATIONAL, L.P.
             By: Elliott International Capital Advisors, Inc.,
                    as Attorney-in-fact


                 By:       /s/ Elliot Greenberg                December 4, 2000
                           Elliot Greenberg, Vice President          Date

                 *Signature of Reporting Person


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